Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter Results

Notable items for the quarter:

•                  First-quarter diluted EPS of $0.20, excluding items related to the C&J Energy Services transaction, downsizing and tax benefits

•                  Operating income, excluding results of Completion and Production Services and severance costs, increased sequentially by approximately $22 million

•                  International segment received awards for 6 new PACE®-X rigs

•                  Completed the merger transaction with C&J

•                  Net debt reduced by $615 million

HAMILTON, Bermuda, April 21, 2015 — Nabors Industries Ltd. (“Nabors”) (NYSE:NBR) today reported first-quarter revenue and earnings from unconsolidated affiliates of $1.42 billion, compared to $1.78 billion in the fourth quarter of 2014 and $1.59 billion in the first quarter of last year.  Revenue in the International segment was up 3% sequentially, while revenue for the U.S. and Canada drilling operations decreased by 17% and 34%, respectively. Completion and Production Services revenue fell by 39% partially reflecting the timing of the C&J Energy Services transaction, which closed on March 24.

Net income from continuing operations reported for the first quarter was $124.4 million or $0.43 per diluted share.  Adjusted net income was $58.3 million, or $0.20 per share, after excluding a $61.9 million after-tax net gain from the C&J Energy Services transaction, tax benefits of $10.5 million, and $6.3 million in after-tax severance charges from workforce reductions. This compares to adjusted net income from continuing operations of $96.3 million ($0.33 per share) in the fourth quarter and $49.0 million ($0.16 per share) in the same quarter of last year. Adjusted net income for the fourth quarter of 2014 excludes the effect of asset impairments and other charges. The Company’s financial results for the first quarter of 2015 include the Completion and Production Services business through March 23, 2015. For the first quarter up to the closing date, this business reported an operating loss of $58.5 million, representing a negative impact to earnings per share of approximately $0.15.

Anthony Petrello, Nabors’ Chairman and CEO, commented, “Solid improvements in our International, Alaska and Rig Services operations were insufficient to offset the combined effects of the sharp drops in activity we experienced in Completion and Production Services, as well as in our U.S. Lower 48 and Canada rig operations.  The strength of our International operations this quarter was attributable to the startup of a number of impactful new and upgraded rigs, and favorable operating results in several venues. I would also like to highlight the significant efforts made by our North America operations in aligning our structure to the new activity level. Since the end of last year, we have reduced our global workforce by more than 18%, including reductions of 41% and 26% in the U.S. Drilling and Canada segments, respectively. In addition, excluding the impact of the first-quarter severance charges, we have reduced SG&A by approximately $20 million from fourth-quarter levels. It has been a painful but necessary exercise given the expected duration of this downturn.

“Despite the weakening environment, the first quarter included several positive developments. First of all, we closed on the merger transaction with C&J Energy Services.  Our 53% equity ownership in the combined entity allows us to maintain exposure to these markets with a highly capable and efficient operator while improving our financial flexibility.  We remain confident in the ability of the C&J team to materially improve the results of our contributed business and to capture significant synergies from this combination.

Second, our International unit secured awards for six new PACE®-X rigs, validating the desirability and global applicability of this rig.

Third, our remaining businesses, excluding Completion and Production Services, delivered an incremental $22 million in operating income compared to the fourth quarter of last year, excluding severance charges.  This improvement reflected the strength of our International results and initial cost reduction efforts by our management team. Although revenues for the remaining drilling businesses fell by 12%, our operating margins increased by 300 basis points to 14.4%.”

Drilling & Rig Services

Adjusted income derived from operating activities (“operating income”) in the Drilling and Rig Services business line increased 6% to $201.3 million, up from $189.6 million in the fourth quarter.  Adjusted EBITDA in this unit was $428.8 million, primarily attributable to the International segment.

International operating income increased by 39% sequentially to $105.0 million, demonstrating the strength and earnings potential of Nabors’ global operations. In contrast to the U.S. Lower 48, this segment was minimally impacted by lower oil prices and benefitted from a number of favorable operating events. During the coming months, diminished pricing and activity is expected to impact the profitability of this segment as the effects of weakening oil prices progressively influence international markets. Going forward, the Company anticipates a 10% decline in the international rig count through the year, which should only begin to impact results later in the year. Despite the softening conditions, full-year results for the International segment are still expected to increase compared to 2014.

In North America, drilling activity within the Lower 48 and Canada significantly declined throughout the quarter, resulting in a decrease in U.S. Drilling operating income of $13.5 million and a decrease in Canada operating income of $8.2 million. In the Lower 48, activity has particularly slowed in the Bakken and Mid-Continent regions with utilization rates dropping 20% across all regions. Although the decline in the U.S. has begun to moderate, further weakening is expected in the Lower 48 and Canada during the second quarter. Meanwhile, activity in Alaska continues to be strong, with year-over-year increases anticipated as results from recent new rig awards are realized. Finally, the Company expects lower results in the Gulf of Mexico until the fourth quarter, when its new deepwater platform rig is scheduled to commence operations.

Rig Services’ operating income was up sequentially with an increase of $4.0 million, primarily due to higher-margin mix and strict expense control in Canrig. Although Ryan’s revenue continued to deteriorate, operating income was in line with the prior quarter.

Completion and Production Services

The Completion and Production Services business line recorded an operating loss of $58.5 million, primarily due to sharp declines in utilization and pricing in the Completion Services business. Activity for the year started slowly with clients generally delaying well completions and weather affecting operations in West Texas and in the Rockies. Revenue started to rebound late in the quarter. Direct cost and overhead reductions lagged those achieved in the drilling business, as the pending transaction delayed actions that would have otherwise been completed during the first quarter.

Financial Discussion

The Company’s first-quarter results included several items whose net impact obscured the otherwise positive performance in the global drilling business. These items related to the C&J Energy Services transaction, tax benefits, and severance costs incurred to adjust the Company’s structure to the new market situation. In addition, the first-quarter results included the Completion and Production Services business up to the closing date. Post-closing, the Company’s proportionate share of C&J Energy Services’ net income is reported using the equity method.

Operating income for the drilling business, including corporate expenses, improved from $135.4 million in the fourth quarter of 2014 to $152.0 million, despite a $127.1 million reduction in revenue. The increase in operating income was driven by improvements of $29.4 million in the International business and $4.0 million in Rig Services. North America operating income held up relatively well in a tough environment, as the number of working rigs fell sharply during the quarter with a commensurate drop in revenue.

U.S. Drilling revenue declined 17%, while operating margins (excluding severance) improved to 17.5%. This performance reflected effective cost management in the Lower 48 operations and strong revenue and operating income improvements in Alaska. Lower 48 operations experienced a 27% revenue reduction, but held its operating margin (excluding severance) at 12.7%. In the Lower 48, daily drilling margins per rig increased by $676 to $11,134, including lump sum early termination revenue equivalent to $105 per day. Dayrate reductions were offset by mix effects, as our proportion of older, lower-margin rigs decreased, and by proactive cost reduction efforts.

Canada drilling revenue fell by 34%, with operating margins falling by 330 basis points to 13.2%. This margin resiliency reflected early action on adjusting the cost structure to anticipated revenue reductions and aligning the overhead structure to the falling activity levels.

Income tax benefits during the quarter totaled $10.5 million from releases of tax provisions and reserves in various jurisdictions. In addition, the tax expense for the quarter included $9.3 million of net tax benefits related to the C&J Energy Services transaction. Excluding these benefits and other discrete items mentioned above, the normalized effective tax rate for the quarter was in the low single digits, as pre-tax income was more heavily weighted to lower tax regimes.

William Restrepo, Nabors Chief Financial Officer, stated, “Although we have started to demonstrate the validity of our strategy based on global operations, highly capable, advanced rigs, and development of innovations in drilling technologies and solutions, we remain extremely focused on managing through this severe downturn:

•                  We have expanded our commercial efforts in marketing our drilling rigs, as well as cross-selling and seeking new opportunities for additional drilling-related services;

•                  We have rapidly aligned our direct costs with the current activity level;

•                  We have implemented reductions in SG&A overhead and expect to deliver year-over-year reductions of at least $70 million dollars, while already reducing our total workforce by almost 5,500;

•                  We target 2015 capital expenditures below $1 billion, half our initial expectation;

•                  We continue to work with our suppliers to reduce costs of consumables, services and capital equipment; and

•                  We have reduced our debt materially while negotiating increased credit facilities at favorable rates.

Although much remains to be done and we expect a challenging market environment for the remainder of the year, we believe our ongoing efforts will enable us to exit this downturn well prepared to continue strengthening our position as the leading global land driller.”

Summary and Outlook

Looking ahead, results are expected to be lower in the second quarter as activity and pricing weaken in the U.S. Lower 48 and international markets soften. Second-quarter results will also be impacted by the usual seasonal declines in Alaska and Canada.

Petrello concluded, “Nabors plans to emerge from the current market in a stronger competitive position and has several strategies underway to achieve this objective. At the same time, we are committed to maintaining our technology development initiatives, several of which are already deployed in the field. We are well positioned financially, operationally and technically to endure the effects of a protracted down cycle, and plan to take advantage of attractive risk-adjusted newbuild and strategic opportunities as they present themselves.”

About Nabors

The Nabors companies own and operate approximately 468 land drilling rigs throughout the world. Nabors’ actively marketed offshore fleet consists of six jackups and 36 platform rigs in the United States and multiple international markets. Nabors also manufactures top drives and drilling instrumentation systems.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

MEDIA CONTACT:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

SOURCE: Nabors Industries Ltd.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2015	2014	2014

Revenues and other income:
Operating revenues	$1,414,707	$1,589,618	$1,783,836
Earnings (losses) from unconsolidated affiliates	6,502	(2,445)	(429)
Investment income (loss)	969	980	1,596
Total revenues and other income	1,422,178	1,588,153	1,785,003

Costs and other deductions:
Direct costs	919,610	1,061,739	1,194,844
General and administrative expenses	127,133	134,266	142,871
Depreciation and amortization	281,019	282,127	293,572
Interest expense	46,601	44,810	43,697
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	(55,842)	1,476	9,606
Impairments and other charges	—	—	1,010,423
Total costs and other deductions	1,318,521	1,524,418	2,695,013

Income (loss) from continuing operations before income taxes	103,657	63,735	(910,010)

Income tax expense (benefit)	(20,705)	14,008	(23,609)

Subsidiary preferred stock dividend	—	750	—

Income (loss) from continuing operations, net of tax	124,362	48,977	(886,401)
Income (loss) from discontinued operations, net of tax	(817)	1,515	(4,467)

Net income (loss)	123,545	50,492	(890,868)
Less: Net (income) loss attributable to noncontrolling interest	89	(573)	(202)
Net income (loss) attributable to Nabors	$123,634	$49,919	$(891,070)

Earnings (losses) per share: (1)
Basic from continuing operations	$.43	$.16	$(3.06)
Basic from discontinued operations	—	.01	(.02)
Basic	$.43	$.17	$(3.08)

Diluted from continuing operations	$.43	$.16	$(3.06)
Diluted from discontinued operations	(.01)	—	(.02)
Diluted	$.42	$.16	$(3.08)

Weighted-average number of common shares outstanding: (1)
Basic	285,361	296,210	284,938
Diluted	286,173	299,050	284,938

Adjusted EBITDA (2)	$374,466	$391,168	$445,692

Adjusted income (loss) derived from operating activities (3)	$93,447	$109,041	$152,120

(1)                                 See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)                                 Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)                                 Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
(In thousands, except ratios)	2015	2014

ASSETS
Current assets:
Cash and short-term investments	$621,171	$536,169
Accounts receivable, net	971,601	1,517,503
Assets held for sale	134,709	146,467
Other current assets	442,851	541,735
Total current assets	2,170,332	2,741,874
Long-term investments and other receivables	2,627	2,806
Property, plant and equipment, net	7,333,808	8,599,125
Goodwill	80,947	173,928
Investment in unconsolidated affiliates	730,487	58,251
Other long-term assets	286,397	303,958
Total assets	$10,604,598	$11,879,942

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$8,739	$6,190
Other current liabilities	1,147,857	1,561,285
Total current liabilities	1,156,596	1,567,475
Long-term debt	3,816,717	4,348,859
Other long-term liabilities	663,523	1,044,819
Total liabilities	5,636,836	6,961,153

Equity:
Shareholders’ equity	4,958,813	4,908,619
Noncontrolling interest	8,949	10,170
Total equity	4,967,762	4,918,789
Total liabilities and equity	$10,604,598	$11,879,942

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2015	2014	2014

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$453,821	$510,476	$544,862
Canada	57,840	111,621	88,219
International	445,400	375,069	432,084
Rig Services (1)	144,084	143,726	190,399
Subtotal Drilling and Rig Services (2)	1,101,145	1,140,892	1,255,564

Completion and Production Services:
Completion Services	208,123	227,899	361,796
Production Services	158,512	275,400	239,897
Subtotal Completion and Production Services (3)	366,635	503,299	601,693

Other reconciling items (4)	(46,571)	(57,018)	(73,850)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,421,209	$1,587,173	$1,783,407

Adjusted EBITDA: (5)
Drilling and Rig Services:
U.S.	$187,745	$187,637	$207,001
Canada	18,468	40,119	28,315
International	201,028	137,991	173,248
Rig Services (1)	21,583	16,491	17,507
Subtotal Drilling and Rig Services (2)	428,824	382,238	426,071

Completion and Production Services:
Completion Services	(27,847)	(6,654)	33,372
Production Services	23,043	60,056	40,284
Subtotal Completion and Production Services (3)	(4,804)	53,402	73,656

Other reconciling items (6)	(49,554)	(44,472)	(54,035)
Total adjusted EBITDA	$374,466	$391,168	$445,692

Adjusted income (loss) derived from operating activities: (7)
Drilling and Rig Services:
U.S.	$77,038	$72,494	$90,490
Canada	6,358	26,160	14,566
International	105,041	48,119	75,664
Rig Services (1)	12,873	8,728	8,845
Subtotal Drilling and Rig Services (2)	201,310	155,501	189,565

Completion and Production Services:
Completion Services	(55,243)	(33,635)	4,927
Production Services	(3,296)	30,591	11,752
Subtotal Completion and Production Services (3)	(58,539)	(3,044)	16,679

Other reconciling items (6)	(49,324)	(43,416)	(54,124)
Total adjusted income (loss) derived from operating activities	$93,447	$109,041	$152,120

Rig activity:
Rig years: (8)
U.S.	167.6	206.6	212.2
Canada	25.6	43.8	36.9
International (9)	130.1	129.8	121.2
Total rig years	323.3	380.2	370.3
Rig hours: (10)
U.S. Production Services	129,652	209,982	183,102
Canada Production Services	23,947	41,540	33,218
Total rig hours	153,599	251,522	216,320

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(1)                     Includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

(2)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $6.2 million, $(2.5) million and $(.6) million for the three months ended March 31, 2015 and 2014 and December 31, 2014, respectively.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.3 million, $.1 million and $.2 million for the three months ended March 31, 2015 and 2014 and December 31, 2014, respectively.

(4)                     Represents the elimination of inter-segment transactions and earnings (losses), net from unconsolidated affiliates related to our equity method investment in C&J Energy Services, Ltd.

(5)                     Adjusted EBITDA is computed by subtracting the sum of direct costs and general and administrative expenses from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items .To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents the elimination of inter-segment transactions, unallocated corporate expenses and earnings (losses), net from unconsolidated affiliates related to our equity method investment in C&J Energy Services, Ltd.

(7)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses and depreciation and amortization from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(8)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(9)                     International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended March 31, 2015 and 2014 and December 31, 2014.

(10)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2015	2014	2014

Adjusted EBITDA	$374,466	$391,168	$445,692
Less: Depreciation and amortization	281,019	282,127	293,572
Adjusted income (loss) derived from operating activities	93,447	109,041	152,120

Interest expense	(46,601)	(44,810)	(43,697)
Investment income (loss)	969	980	1,596
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	55,842	(1,476)	(9,606)
Impairments and other charges	—	—	(1,010,423)
Income (loss) from continuing operations before income taxes	$103,657	$63,735	$(910,010)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2015	2014	2014

BASIC EPS:
Income (loss) from continuing operations, net of tax	$124,362	$48,977	$(886,401)
Less: Net (income) loss attributable to noncontrolling interest	89	(573)	(202)
Less: Earnings allocated to unvested shareholders	(2,031)	(733)	13,881
Adjusted income (loss) from continuing operations - basic and diluted	$122,420	$47,671	$(872,722)
Income (loss) from discontinued operations, net of tax	$(817)	$1,515	$(4,467)

Weighted-average number of shares outstanding-basic	285,361	296,210	284,938

Earnings (losses) per share:
Basic from continuing operations	$.43	$.16	$(3.06)
Basic from discontinued operations	—	.01	(.02)
Total Basic	$.43	$.17	$(3.08)

DILUTED EPS:
Income (loss) from continuing operations attributed to common shareholders	$122,420	$47,671	$(872,722)
Add: Effect of reallocating undistributed earnings of unvested shareholders	5	—	—
Adjusted income (loss) from continuing operations attributed to common shareholders	$122,425	$47,671	$(872,722)
Income (loss) from discontinued operations	$(817)	$1,515	$(4,467)

Weighted-average number of shares outstanding-basic	285,361	296,210	284,938
Add: dilutive effect of potential common shares	812	2,840	—
Weighted-average number of diluted shares outstanding	286,173	299,050	284,938

Diluted from continuing operations	$.43	$.16	$(3.06)
Diluted from discontinued operations	(.01)	—	(.02)
Total Diluted	$.42	$.16	$(3.08)

Restricted stock grants that contain non-forfeitable rights to dividends are considered participating securities.  As such, these grants are included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting.  For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 6,621,688, 7,853,509 and 11,485,314 shares during the three months ended March 31, 2015 and 2014 and December 31, 2014, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES

AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and Non-Operational	As adjusted
	Actuals	Items	(Non-GAAP)
(In thousands, except per share amounts)	Three Months Ended March 31, 2015

Income (loss) from continuing operations, net of tax	$124,362	$66,115	$58,247
Diluted earnings (losses) per share from continuing operations	$0.43	$0.23	$0.20

	Three Months Ended December 31, 2014

Income (loss) from continuing operations, net of tax	$(886,401)	$(982,685)	$96,284
Diluted earnings (losses) per share from continuing operations	$(3.06)	$(3.39)	$0.33

1-7

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
		Per Diluted		Per Diluted
(In thousands, except per share amounts)	2015	Share	2014	Share

Net gain from the C&J Energy Services transaction (1)	$(61,885)	$(.22)	$—	$—
Prior year tax benefits (2)	(10,499)	(.03)	—	—
Severance charges (3)	6,269.02		—	—
Retirements & impairments to underutilized assets (4)	—	—	431,242	1.49
Goodwill and intangible asset impairments (5)	—	—	359,611	1.24
Other non-operational items (6)	—	—	11,759.03
Restructuring tax effect (7)	—	—	180,073.63

Total Adjustments, net of tax	$(66,115)	(.23)	$982,685	3.39

(1)      Represents the net gain from the C&J Energy Services transaction, net of tax of ($9.3) million.

(2)      Represents tax benefits related to releases of tax provisions and reserves in various jurisdictions.

(3)      Represents severance charges from workforce reductions, net of tax of $1.6 million.

(4)      Represents retirements and impairments related to underutilized assets, net of tax of $180.4 million.

(5)      Represents impairments to goodwill and intangible assets, net of tax of $26.9 million.

(6)      Represents losses related to the impairment of an equity investment, debt buybacks and transaction costs, net of tax of $2.9 million.

(7)      Represents the tax effect of internal restructuring.

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